Exhibit 10.2

July 21, 2022

John Murphy

Atlanta, GA

Dear John,

I am delighted to offer you the position of President and Chief Financial Officer, with an effective date of October 1, 2022, as elected by The Coca-Cola Company Board of Directors. You will report to me. The information contained in this letter provides the terms and compensation details of this position. All payments set forth below are subject to tax and withholding.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for your new position will be $1,025,000.

•	You will continue to be eligible to participate in the Annual Incentive Plan. Your target annual incentive for your new position is 150% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•	You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the level assigned to your position and based upon your leadership potential to impact the Company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•	You will be expected to acquire and maintain share ownership at a level equal to five times your base salary. Because this represents an increase from your prior target level, you will have an additional 2 years, or until December 31, 2024, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

July 21, 2022

•	You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•	You will be able to utilize the Company owned aircraft for business use. You, and your immediate family traveling with you, may also utilize the Company owned aircraft for reasonable personal use. Any such personal use must be pre-approved by the Chief Executive Officer. Any personal use of the aircraft by you and your immediate family members will result in imputed taxable income. There will be no tax gross-ups for you or your immediate family regarding personal aircraft use.

•	This letter is provided as information and does not constitute an employment contract.

John, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James Quincey

James Quincey

c:	Carl Saunders
Executive Compensation
Executive Services

I, John Murphy, accept this offer:

Signature:	/s/ John Murphy

Date:	July 21, 2022